ACQUISITION AGREEMENT

This Acquisition Agreement (this “Agreement”), dated August 24, 2012 is by and among China United Insurance Service, Inc., a company with limited liability incorporated under the laws of Delaware (“CUIS”) and all shareholders of Action Holdings Financial Limited (“AHFL”) as listed in the Schedule I of this Agreement (the “Selling Shareholders”) ..

WHEREAS, the board of directors of CUIS has (i) approved the acquisition of AHFL by CUIS (the “Acquisition”), with AHFL becoming a direct wholly owned Subsidiary of CUIS as a result of the Acquisition, (ii) approved the execution, delivery and performance by CUIS of this Agreement and the consummation of the Acquisition contemplated hereby; and (iii) recommended the approval of the Acquisition and the related issuance of CUIS shares by the CUIS shareholders;

WHEREAS, the board of directors of AHFL has (i) determined that it is in the best interests of AHFL and its shareholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by AHFL of this Agreement and the consummation of the Acquisition contemplated hereby; and (iii) recommended the authorization and approval by the Shareholders of AHFL of this Agreement and the Acquisition;

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, CUIS and the Selling Shareholders hereby agree as follows:

1.                          DEFINITIONS

1.1                        Definitions. The following terms have the following meanings, unless the context indicates otherwise:

(a)          “Additional CUIS Shares” shall mean the 2 million fully paid and non-assessable shares of CUIS Common Stock to be issued to certain employees of Dinglv Broker by CUIS on the Closing Date pursuant to this Agreement;

(b)          "Agreement" shall mean this Agreement, and all the exhibits, schedules and other documents attached to or referred to in this Agreement, and all amendments and supplements, if any, to this Agreement;

(c)          “AHFL” shall mean Action Holdings Financial Limited, a company with limited liability incorporated under the laws of the British Virgin Islands;

(d)          “Allocated CUIS Shares” shall mean the CUIS Shares allocated and issued to each Selling Shareholder and the Additional CUIS Shares allocated and issued to each Dinglv Broker Employee by CUIS on the Closing Date pursuant to this Agreement;

(e)          "AHFL Shares" shall mean 13,593,015 shares of common stock of AHFL held by the Selling Shareholders, being all of the issued and outstanding capital stock of AHFL;

(f)          "Closing" shall mean the completion of the Transaction, in accordance with Section 7 hereof, at which time the Closing Documents shall be exchanged among the parties, except for those documents or other items specifically required to be exchanged at a later time;

(g)          "Closing Date" shall mean a date mutually agreed upon by the parties hereto in writing and in accordance with Section 10.5 following the satisfaction or waiver by CUIS and the Selling Shareholders of the closing conditions set forth in Sections 5.1 and 5.2 respectively;

(h)          "Closing Documents" shall mean the papers, instruments and documents required to be executed and delivered at the Closing pursuant to this Agreement;

(i)          "CUIS Shares" shall mean the 8 million fully paid and non-assessable shares of CUIS Common Stock to be issued to the Selling Shareholders by CUIS on the Closing Date pursuant to this Agreement;

(j)          “Dinglv Broker” shall mean Law Insurance Broker Co., Ltd.

(k)          “Dinglv Broker Employees” shall mean certain employees of Dinglv Broker to whom the Additional CUIS Shares will be issued pursuant to this Agreement;

(l)          "Exchange Act" shall mean the United States Securities Exchange Act of 1934, as amended;

(m)          "Group Companies" shall collectively mean AHFL, Taiwan Dinglv, Law Risk Management & Consultant Co., Ltd., Law Insurance Broker Co., Ltd. and Law Insurance Agent Co., Ltd. and each a "Group Company";

(n)          “Intellectual Property Assets” shall mean all functional business names, trading names, registered and unregistered trademarks, service marks, all patents, inventions, methods, processes and discoveries that may be patentable, all copyrights in both published works and unpublished works, all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints owned, used, or licensed by any Group Company as licensee or licensor, as well as the related application rights thereof.

(o)          "Liabilities" shall mean any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, liquidated or unliquidated, secured or unsecured, matured or unmatured, absolute, contingent or otherwise;

(p)          “NT$” shall mean the official currency of Taiwan;

(q)          "SEC" shall mean the United States Securities and Exchange Commission;

(r)          "Securities Act" shall mean the United States Securities Act of 1933, as amended;

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(s)          “Taiwan Dinglv”, shall mean Law Enterprise Co., Ltd., a company limited by shares incorporated under the laws of Taiwan, which is 65.95% held by AHFL

(t)          "Taxes" shall mean international, federal, state, provincial and local income taxes, capital gains tax, value-added taxes, franchise, personal property and real property taxes, levies, assessments, tariffs, duties (including any customs duty), business license or other fees, sales, use and any other taxes relating to the assets of the designated party or the business of the designated party for all periods up to and including the Closing Date, together with any related charge or amount, including interest, fines, penalties and additions to tax, if any, arising out of tax assessments; and

(u)          "Transaction" shall mean the purchase of AHFL Shares by CUIS from the Selling Shareholders in consideration for the issuance of the CUIS Shares and the Additional CUIS Shares.

1.2                          Schedules. The following schedules are attached to and form part of this Agreement:

Schedule I	–	Selling Shareholders, Dinglv Broker Employees, Cash Consideration and Group Structure
Schedule II	–	Disclosure Schedule

1.3                         Currency. All references to currency referred to in this Agreement are in United States Dollars (US$), unless expressly stated otherwise.

2.                          ACQUISITION of BVI CO.

2.1                        Acquisition of AHFL. Subject to the terms and conditions of this Agreement, the Selling Shareholders hereby covenant and agree to sell, assign and transfer to CUIS, and CUIS hereby covenants and agrees to purchase from the Selling Shareholders all of AHFL Shares held by the Selling Shareholders. Upon completion of the Transaction contemplated herein, AHFL shall become a direct wholly-owned subsidiary of CUIS.

2.2                        Consideration. As consideration for the acquisition of AHFL, CUIS shall (i) allot and issue the CUIS Shares to the Selling Shareholders in the amounts set forth opposite each Selling Shareholder's name on Part I of Schedule I; (ii) allot and issue the Additional CUIS Shares to the Dinglv Broker Employees in the amounts set forth opposite each such Dinglv Broker Employee's name on Part II of Schedule I; (iii) pay NT$15 million to the Selling Shareholders in the amounts set forth opposite each Selling Shareholder's name on Part III of Schedule I on or prior to March 31, 2013; (iv) pay NT$7.5 million to the Selling Shareholders in the amounts set forth opposite each Selling Shareholder's name on Part III of Schedule I on or subsequent to March 31, 2013; and (v) set up an employee stock and option pool, consisting of options, upon exercise, convertible into up to 2 million shares of CUIS Common Stock, for Dinglv Broker Employees pursuant to Section 2.8 herein. For the avoidance of doubt, the Selling Shareholders may, in its discretion, designate any person to receive the above-mentioned consideration directly from CUIS. All certificates representing the CUIS Shares and the Additional CUIS Shares issued at Closing will be endorsed with the following legend pursuant to the Securities Act in order to reflect the fact that the CUIS Shares and the Additional CUIS Shares will be issued to the Selling Shareholders and the Dinglv Broker Employees, as applicable, pursuant to an exemption from the registration requirements of the Securities Act:

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THE SECURITIES REPRESENTED HEREBY HAVE BEEN OFFERED IN AN OFFSHORE TRANSACTION TO A PERSON WHO IS NOT A U.S. PERSON (AS DEFINED HEREIN) PURSUANT TO REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”).

NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE 1933 ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES (AS DEFINED HEREIN) OR TO U.S. PERSONS EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT. “UNITED STATES” AND “U.S. PERSON” ARE AS DEFINED BY REGULATION S UNDER THE 1933 ACT.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED ON OR PRIOR TO [DATE]. BY ACCEPTING ANY INTEREST IN SUCH SECURITIES, THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE LOCK-UP PROVISIONS.

2.3                        Fractional Shares. Notwithstanding any other provision of this Agreement, no certificate for fractional shares of the CUIS Shares or the Additional CUIS Shares will be issued in the Transaction. In lieu of any such fractional shares, if any of the Selling Shareholders or the Dinglv Broker Employees would otherwise be entitled to receive a fraction of a share of the CUIS Shares or the Additional CUIS Shares, as applicable, pursuant to this Agreement, the Selling Shareholders and the Dinglv Broker Employees will be entitled to have such fraction rounded up to the nearest whole number of CUIS Shares or the Additional CUIS Shares, as applicable, and will receive from CUIS a stock certificate representing same.

2.4                        Closing Date. The Closing will take place, subject to the terms and conditions of this Agreement, on the Closing Date.

2.5                        Restricted Shares. The Selling Shareholders acknowledge and agree for their own sake and on behalf of Dinglv Broker Employees that the CUIS Shares and the Additional CUIS Shares are being issued pursuant to an exemption from the prospectus delivery and registration requirements of the Securities Act. The Selling Shareholders for their own sake and on behalf of Dinglv Broker Employees, acknowledge and agree that the CUIS Shares and the Additional CUIS Shares issued pursuant to the terms and conditions set forth in this Agreement as are required under applicable securities laws and as a result may not be sold, transferred or otherwise disposed, except pursuant to an effective registration statement under the Securities Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in each case only in accordance with all applicable securities laws.

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2.6                        Exemptions. The Selling Shareholders for their own sake and on behalf of Dinglv Broker Employees, acknowledge that CUIS has advised such Selling Shareholders and AHFL, on behalf of the Dinglv Broker Employees, that CUIS is relying upon the representations and warranties of the Selling Shareholders for their own sake and on behalf of Dinglv Broker Employees, set forth in Section 3 of this Agreement to issue the CUIS Shares and the Additional CUIS Shares under an exemption from the prospectus delivery and registration requirements of the Securities Act.

2.7                        Lock-up Agreements. Each of the Selling Shareholders acknowledge and agree that he/she: (i) will not, for a period of 4 years commencing from June 30, 2012, sell, transfer or otherwise dispose (“Transfer”) any of his/her Allocated CUIS Shares; (ii) may Transfer up to 20% of his/her Allocated CUIS Shares commencing from the end of the fourth year; (iii) may Transfer up to an additional 30% of his/her Allocated CUIS Shares commencing from the end of the fifth year; and (iv) may freely Transfer any of his/her remaining Allocated CUIS Shares commencing from the end of the sixth year.

                            CUIS may, in its sole discretion, determine to issue multiple stock certificates representing the Allocated CUIS Shares corresponding to the respective lock-up periods to each of the Selling Shareholders and the Dinglv Broker Employees. Notwithstanding anything to the contrary of this Agreement, each of the Selling Shareholders and the Dinglv Broker Employees may pledge any or all of his/her Allocated CUIS Shares to qualified financial institution for loans.

2.8                        Covenant. CUIS hereby covenants that, subsequent to the Closing hereof, it will, within 3 months after the date hereof, set up an employee stock and option pool (the “ESOP”), consisting of options, upon exercise, convertible into up to 2 million shares of CUIS Common Stock, for Dinglv Broker Employees. Upon satisfaction of respective performance criteria of Dinglv Broker Employees, the board of directors of Dinglv Broker may submit its recommendation to CUIS for its approval and issuance of such options under the ESOP. For the avoidance of doubt, the board of directors of Dinglv Broker may, during the period commencing from 3 months after the date hereof and ending on the fifth anniversary of the date hereof, submit its recommendation and request the issuance of such options to Dinglv Broker Employees; such recommendation and demand may be submitted in multiple times, but in any event, the aggregate number of options issued pursuant to this Section 2.8 shall not exceed the 2 million employee stock and option pool. Details of terms and conditions on the said ESOP shall be set forth in separate ESOP documents duly approved by CUIS.

3.	REPRESENTATIONS AND WARRANTIES of THE SELLING SHAREHOLDERS

On the date of this Agreement and as of the Closing Date, each of the Selling Shareholders (the “Covenantors”), hereby severally but not jointly represents and warrants to CUIS, and acknowledges that CUIS is relying upon such representations and warranties, in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of CUIS, except as set forth in the disclosure schedule attached to this Agreement as Schedule II (the “Disclosure Schedule”) (which Disclosure Schedule shall be deemed to be representations and warranties of the Covenantors), as of the date hereof and the Closing (unless otherwise specified) hereunder, as follows:

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3.1                        Organization and Good Standing. Each Group Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, lease and to carry on its business as now being conducted. Each Group Company is duly qualified to do business and is in good standing as a corporation in each of the jurisdictions in which it owns property, leases property, does business, or is otherwise required to do so, except where the failure to be so qualified would not have a material adverse effect, individually or in the aggregate, on the business, operations, assets, properties, prospects or condition (financial or otherwise) of each such Group Company (a "Dinglv Material Adverse Effect").

3.2                        Authority. This Agreement has been duly executed and delivered by each of the Selling Shareholders and this Agreement is valid and binding obligations of each of the Selling Shareholders enforceable in accordance with their respective terms except: (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally; and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.3                        Group Structure.

(a)          Part IV of Schedule I to this Agreement includes a chart setting forth each Group Company immediately prior to and following the Closing and lists the total authorized, issued and outstanding shares of capital stock of each Group Company on the Closing Date.

(b)          Except for interests held in the other Group Companies, none of the Group Companies has any subsidiaries or owns or controls, directly or indirectly, through contract or otherwise, any interest in any other corporation, partnership, trust, joint venture, association or other entity.

3.4                        Capitalization of the Group Companies.

(a)          The entire authorized capital stock and other equity securities of AHFL consist of 15,000,000 shares of common stock. As of the date of this Agreement, there are 13,593,015 shares of AHFL common stock issued and outstanding. All of the issued and outstanding shares of AHFL common stock have been duly authorized, are validly issued, were not issued in violation of any pre-emptive rights and are fully paid and non-assessable, are not subject to pre-emptive rights and were issued in full compliance with the laws of the British Virgin Islands and its Constitution and Articles of Association. There are no outstanding options, warrants, subscriptions, conversion rights, or other rights, agreements, or commitments obligating AHFL to issue any additional common shares of AHFL common stock, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire from AHFL any common shares of AHFL common stock. There are no agreements or arrangements purporting to restrict the transfer of AHFL common stock and no voting agreements, shareholders' agreements, voting trusts, or other agreements or arrangements restricting or affecting the voting of AHFL common stock.

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(b)          Taiwan Dinglv 's registered capital is TWD206,125,010 (65.95% is held by AHFL). As of the date of this Agreement, there are 20,612,501 shares of Taiwan Dinglv common stock issued and outstanding. Taiwan Dinglv is holding 96% equity interest of Law Insurance Agent Co., Ltd.; holding 100% equity interest of Law Insurance Broker Co., Ltd. (“Dinglv Broker”), and holding 97.84% equity interest of Law Risk Management & Consultant Co., Ltd., as of the date hereof.

3.5                        Corporate Records of the Group Companies. The corporate records of each Group Company, as required to be maintained by them pursuant to all applicable laws, are accurate, complete and current in all material respects, and the minute books of each Group Company are, in all material respects, correct and contain all records required by all applicable laws, as applicable, with regard to all proceedings, consents, actions and meetings of the shareholders and the board of directors of each Group Company.

3.6                        Non-Contravention. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Transaction, will:

(a)          conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of any Group Company under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to any Group Company or any of their respective material property or assets;

(b)          violate any provision of the applicable incorporation or charter documents of any Group Company; or

(c)          violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to any Group Company or any of their respective material property or assets.

3.7                        Actions and Proceedings. There is no action, suit, judgment, claim, demand, proceeding or governmental investigation outstanding or pending, or, to the Knowledge of the Selling Shareholders, threatened against or affecting any Group Company or which involves any of the business, properties or assets of any Group Company, except routine or temporary examination conducted by relevant local authorities in Taiwan from time to time. To the Knowledge of the Selling Shareholders, none of the Selling Shareholders or any officer or director of any Group Company is a defendant in or under investigation with respect to, any action, suit, judgment, claim, demand, proceeding or governmental investigation in connection with his or her status as a Selling Shareholder or an officer or director of a Group Company, which could reasonably be expected to have a Material Adverse Effect to the Group Companies. To the Knowledge of the Selling Shareholders, there is no reasonable basis for any action, suit, judgment, claim, demand, proceeding or governmental investigation that, based upon the likelihood of its being asserted and its success if asserted, could reasonably be expected to have a Dinglv Material Adverse Effect.

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3.8                        Compliance. To the Knowledge of the Selling Shareholders, each Group Company is in material compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule, decree or other applicable regulation to the business or operations of such Group Company.

3.9                        Filings, Consents and Approvals. No filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or governmental body or authority or other person or entity is necessary for the consummation by the Group Companies of the Transaction contemplated by this Agreement or to enable CUIS to continue to conduct AHFL's business after the Closing Date in a manner which is consistent with that in which the business is presently conducted.

3.10                      Financial Representations. The consolidated audited balance sheets for Taiwan Dinglv for the past two years commencing from July 1, 2010 and ending on June 30, 2012, together with related statements of income, cash flows, and changes in shareholder's equity for such fiscal years (collectively, the "Financial Statements") to be supplied on or before the Closing Date:

(a)          are in accordance with the books and records of the Group Companies; and

(b)          present fairly and accurately the financial condition of the Group Companies as of the respective dates indicated and the results of operations for such periods.

3.11                      Absence of Undisclosed Liabilities. To the Knowledge of the Selling Shareholders, none of the Group Companies has any material Liabilities that exceed USD500,000, which:

(a)          are not set forth in the Financial Statements or have not heretofore been paid or discharged;

(b)          did not arise in the regular and ordinary course of business under any agreement, contract, commitment, lease or plan specifically disclosed in writing to CUIS; or

(c)          have not been incurred in amounts and pursuant to practices consistent with past business practice, in or as a result of the regular and ordinary course of its business since the date of the last Financial Statements.

To the Knowledge of the Selling Shareholders, there are no material Liabilities, contingent or otherwise, of any Group Company which are required to be reserved against or disclosed in the Financial Statements which are not so reserved or disclosed.

3.12                       Tax Matters.

(a)	each Group Company has timely filed all tax returns in connection with any Taxes which are required to be filed on or prior to the date hereof and the Closing Date, taking into account any extensions of the filing deadlines which have been validly granted to such Group Company, and all such returns are true and correct in all material respects;

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(b)	each Group Company has paid all Taxes that have become or are due with respect to any period ended on or prior to the date hereof, and has established an adequate reserve therefore on its balance sheets for those Taxes not yet due and payable, except for any Taxes the non-payment of which could not have a Dinglv Material Adverse Effect;

(c)	none of the Group Companies is presently under or has received notice of, any contemplated investigation or audit by regulatory or governmental agency of body or any foreign or state taxing authority concerning any fiscal year or period ended prior to the date hereof or the Closing Date, except routine examination conducted by relevant local authorities in Taiwan;

(d)	all Taxes required to be withheld on or prior to the date hereof from employees for income Taxes, social security Taxes, unemployment Taxes and other similar withholding Taxes have been properly withheld and, if required on or prior to the date hereof, have been deposited with the appropriate governmental agency subject to applicable local laws and regulations of Taiwan; and

(e)	the Financial Statements contain full provision for all Taxes including any deferred Taxes that may be assessed to any Group Company for the accounting period ended on the date of the Financial Statements or for any prior period in respect of any transaction, event or omission occurring, or any profit earned, on or prior to the date of the Financial Statements or for any profit earned by any Group Company on or prior to the date of the Financial Statements or for which any Group Company is accountable up to such date and all Liabilities for Taxes have been provided for or disclosed in the Financial Statements.

3.13                      Absence of Changes. To the knowledge of the Selling Shareholders, since June 30, 2012, none of the Group Companies has:

(a)	incurred any Liabilities, other than Liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any Liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any Liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or properties;

(b)	sold, encumbered, assigned or transferred any material fixed assets or properties except for ordinary course business transactions consistent with past practice;

(c)	created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of the material assets or properties of any Group Company to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

(d)	made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, other than in the ordinary course of business;

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(e)	declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its capital shares or equity securities;

(f)	suffered any damage, destruction or loss, whether or not covered by insurance, that materially and adversely effects its business, operations, assets, properties or prospects;

(g)	suffered any material adverse change in its business, operations, assets, properties, prospects or condition (financial or otherwise);

(h)	received notice or had Knowledge of any actual or threatened labour trouble, termination, resignation, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on its business, operations, assets, properties or prospects;

(i)	other than in the ordinary course of business, increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or directors or made any increase in, or any addition to, other benefits to which any of its employees or directors may be entitled;

(j)	entered into any transaction other than in the ordinary course of business consistent with past practice; or

(k)	agreed, whether in writing or orally, to do any of the foregoing.

3.14                      Subsidiaries. Except as set forth on Schedule I, none of the Group Companies has any subsidiaries or agreements of any nature to acquire any subsidiary or to acquire or lease any other business operations. Each Group Company owns all of the shares of each of its subsidiaries and there are no outstanding options, warrants, subscriptions, conversion rights, or other rights, agreements, or commitments obligating any Group Company or its respective subsidiaries to issue any additional common shares of such Group Company or subsidiary, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire from any Group Company or subsidiary any shares of such Group Company or subsidiary.

3.15                     Personal Property. Each Group Company possesses, and has good and marketable title to, or a valid leasehold interest in, all property and assets necessary for the continued operation of the business of such Group Company as presently conducted and as represented to CUIS. All such property and assets are used in the business of the Group Companies. All such property and assets are in reasonably good operating condition (normal wear and tear excepted), and are reasonably fit for the purposes for which such property and assets are presently used. All material equipment, furniture, fixtures and other tangible personal property and assets owned by any Group Company is owned by such Group Company free and clear of all liens, security interests, charges, encumbrances, and other adverse claims, except as disclosed on Section 3.15 of the Disclosure Schedule.

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3.16                        Intellectual Property. Each Group Company owns or holds an interest in all Intellectual Property Assets necessary for the operation of the business of such Group Company as it is currently conducted. Except as disclosed in the Disclosure Schedule, the Group Companies are the owners of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, and other adverse claims, and has the right to use without payment to a third party of all the Intellectual Property Assets. No employee, director, officer or shareholder of any Group Company owns directly or indirectly in whole or in part, any Intellectual Property Asset which any Group Company is presently using or which is necessary for the conduct of its business, and none of the Intellectual Property Assets, if any, used by any Group Company infringes or is alleged to infringe any intellectual property rights of any third party.

3.17                       Employees and Consultants. All employees and consultants of the Group Companies have been paid all salaries, wages, income and any other sums due and owing to them by each such Group Company, as applicable, as at the end of the most recent completed pay period. None of the Group Companies has any labour conflict with any employees that could reasonably be expected to have a Dinglv Material Adverse Effect. To the Knowledge of Selling Shareholders, no employee of any Group Company is in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement or any other contract or agreement relating to the relationship of such employee with any Group Company or any other nature of the business conducted or to be conducted by any Group Company. Each Group Company has complied in all material respects with all employment laws, rules, regulations and ordinances applicable to such Group Company.

3.18                       Real Property. The Group Companies hold good, valid and marketable title to the owned real property set forth on Section 3.18 of the Disclosure Schedule, free and clear of any and all liens and encumbrances (the "Owned Real Property"), and except as disclosed on Section 3.18 of the Disclosure Schedule, none of the Group Companies owns any other real property. Each of the leases, subleases, claims or other real property interests (collectively, the "Leases") to which any Group Company is a party or is bound, as set forth on Section 3.18 of the Disclosure Schedule, is legal, valid, binding, enforceable and in full force and effect in all material respects (the "Leased Real Property"). All rental and other payments required to be paid by any Group Company pursuant to any such Leases have been duly paid and no event has occurred which, upon the passing of time, the giving of notice, or both, would constitute a breach or default by any party under any of the Leases. The Leases will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing Date. None of the Group Companies has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the Leases or the leasehold property pursuant thereto. Other than the Owned Real Property and the Leased Real Property, none of the Group Companies has any other interest in real property, whether owned, leased or otherwise, and the Owned Real Property and the Leased Real Property constitute all of the real property necessary to conduct the Group Companies' businesses as currently conducted.

3.19                       Material Contracts and Transactions. To the Knowledge of the Selling Shareholders, each Material Contract is binding and enforceable against the other party thereto and there exists no material breach or violation of or default by the other party thereto under any Material Contract, or any event that with notice or the lapse of time, or both, will create a material breach or violation thereof or default under any Material Contract by the other party thereto. There exists no actual or threatened termination, cancellation, or limitation of, or any amendment, modification, or change to any Material Contract. For the purpose of this Section 3.19, material contract shall mean any contract that involves economic rights or obligation of any Group Company that exceeds or is expected to exceed USD500,000.

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3.20                       Certain Transactions. None of the Group Companies is a guarantor or indemnitor of any indebtedness of any third party, including any person, firm or corporation.

3.21                       No Brokers. None of the Group Companies nor any Selling Shareholder has incurred any obligation or liability to any party for any brokerage fees, agent's commissions, or finder's fees in connection with the Transaction contemplated by this Agreement.

3.22                       Completeness of Disclosure. No representation or warranty by the Selling Shareholders in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to CUIS pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.

3.23                       Licenses. (i) Each Group Company owns or validly holds all licenses that are necessary to conduct its business as presently conducted and as proposed to be conducted and that are necessary to own and operate its assets and properties; (ii) each license is valid, binding and in full force and effect; (iii) no Group Company is or has at any time been, or has received any notice that it is or has at any time been, in default (or with the giving of notice or lapse of time or both, would be in default) under any license.

3.24                       Insurance. The insurance policies of each Group Company comply with the minimum insurance requirements in its industry and cover such risks and contain such policy limits, types of coverage and deductibles as are adequate to insure fully against risks to which each such Group Company and its employees, business, properties and other assets would reasonably be expected to be exposed in the operation of its business as currently conducted. All of the required insurance policies are valid and enforceable policies, all premiums due and payable under all such policies and bonds have been paid. None of the Selling Shareholders has any knowledge or belief, after due inquiry of any threatened termination of, or material premium increase with respect to, any of such policies.

3.25                       Interested Party Transactions. In the past twelve (12) months, none of the Group Companies, nor any shareholder, officer or director thereof, or any family member or affiliate of any of the foregoing, has either directly or indirectly: (a) a material interest in any person which purchases from or sells, licenses or furnishes to any Group Company any goods, property, technology, intellectual or other property rights or services related to the business of the Group Companies; (b) a material interest in any contract (whether written or verbal) with respect to the business to which the Group Company is a party or by which it may be bound or affected; or (c) any other interest in, or is a party to, any other transaction that would be required to be disclosed as a related party transaction pursuant to Rule 404 of Regulation S-K promulgated under the Securities Act, if each Group Company were subject to the requirements thereof.

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3.26                       Restricted Securities. The Selling Shareholders, for their own sake as well as on behalf of the Dinglv Broker Employees, acknowledge and understand that the CUIS Shares and the Additional CUIS Shares are characterized as "restricted securities" under the federal securities laws, inasmuch as they are being acquired in a transaction not involving a public offering, and that under such laws and applicable regulations as well as subject to the lock-up agreements, the CUIS Shares and the Additional CUIS Shares may be resold without registration under the Securities Act only if an exemption from registration under the Securities Act is available.

3.27                       Investment Representations.

Each of the Selling Shareholders, for their own sake as well as on behalf of the Dinglv Broker Employees, severally but not jointly, acknowledges and agrees that:

(a)	The CUIS Shares and the Additional CUIS Shares have not been registered under the Securities Act of 1933, as amended (the “1933 Act”), or under any state securities or “blue sky” laws of any state of the United States, and are being offered only in a transaction not involving any public offering within the meaning of the 1933 Act, and, unless so registered, may not be offered or sold, directly or indirectly, in the United States or to U.S. Persons (as defined herein), except in accordance with the provisions of Regulation S under the 1933 Act, pursuant to an effective registration statement under the 1933 Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act, and in each case only in accordance with applicable state securities laws.

(b)	CUIS has not undertaken, and will have no obligation, to register any of the CUIS Shares and Additional CUIS Shares under the 1933 Act.

(c)	CUIS will refuse to register any transfer of the CUIS Shares or Additional CUIS Shares not made in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the 1933 Act or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act.

(d)	Each of the Selling Shareholders and the Dinglv Broker Employees is outside the United States when receiving and executing this Acquisition Agreement and is acquiring the CUIS Shares or Additional CUIS Shares as principal for its own account, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, and no other person has a direct or indirect beneficial interest in such CUIS Shares or Additional CUIS Shares.

(e)	Each of the Selling Shareholders and the Dinglv Broker Employees understands and agrees that offers and sales of any of the CUIS Shares and Additional CUIS Shares prior to the expiration of the period specified in Regulation S (such period hereinafter referred to as the “Distribution Compliance Period”) shall only be made in compliance with the safe harbor provisions set forth in Regulation S, pursuant to the registration provisions of the 1933 Act or an exemption therefrom, and that all offers and sales after the Distribution Compliance Period shall be made only in compliance with the registration provisions of the 1933 Act or an exemption therefrom and in each case only in accordance with applicable securities laws.

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(f)	The statutory and regulatory basis for the exemption claimed for the offer and sale of the CUIS Shares or Additional CUIS Sharers, although in technical compliance with Regulation S, would not be available if the offering is part of a plan or scheme to evade the registration provisions of the 1933 Act or any applicable state securities laws.

(g)	Each of the Selling Shareholders, for their own sake as well as on behalf of the Dinglv Broker Employees, severally but not jointly, represents that none of them is a US person as defined in Section 902 of the Securities Act.

(h)	Each of the Selling Shareholders, for their own sake as well as on behalf of the Dinglv Broker Employees, acknowledges that he or she has had access to all materials, books, records, documents, and information relating to CUIS that he, she or it desires and has been able to verify the accuracy of, and to supplement, the information contained therein.

(i)	Each of the Selling Shareholders, for their own sake as well as on behalf of the Dinglv Broker Employees, acknowledges that he or she has had an opportunity to ask questions of, and receive satisfactory answers from, representatives of CUIS concerning the CUIS Shares and the Additional CUIS Shares and all material aspects of CUIS and its current and proposed business, and any request for such information has been fully complied with to the extent CUIS possesses such information or can acquire it without unreasonable effort or expense.

(j)	Each of the Selling Shareholders, for their own sake as well as on behalf of the Dinglv Broker Employees, severally but not jointly, represents that he or she is an investor who has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the CUIS Shares and the Additional CUIS Shares based upon (i) the information about CUIS available publicly through the SEC's website, (ii) such Selling Shareholder's or Dinglv Broker Employee’s personal knowledge of the business and affairs of CUIS, (iii) the records, files, and plans of CUIS to which the Selling Shareholders or the Dinglv Broker Employees have had full access, (iv) such additional information as the Selling Shareholders or the Dinglv Broker Employees, may have requested and have received from CUIS, and (v) the independent inquiries and investigations undertaken by the Selling Shareholders or the Dinglv Broker Employees.

(k)	Each of the Selling Shareholders, for their own sake as well as on behalf of the Dinglv Broker Employees, acknowledges that no person has given any information or made any representation or warranty not contained herein. Each of the Selling Shareholders and the Dinglv Broker Employees understands and agrees that any information or representation not contained herein must not, and will not, be relied upon and that nothing contained herein should be construed as legal or tax advice to such Selling Shareholder or such Dinglv Broker Employee, as applicable.

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(l)	Each of the Selling Shareholders and the Dinglv Broker Employees has not acquired the CUIS Shares or Additional CUIS Shares as a result of, and will not itself engage in, any “directed selling efforts” (as defined in Regulation S under the 1933 Act) in the United States in respect of any of the CUIS Shares or Additional CUIS Shares which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of any of the CUIS Shares or Additional CUIS Shares; provided, however, that the Selling Shareholders or the Dinglv Broker Employees may sell or otherwise dispose of any of the CUIS Shares or Additional CUIS Shares pursuant to registration of any of such Shares pursuant to the 1933 Act and any applicable state securities laws or under an exemption from such registration requirements and as otherwise provided herein.

(m)	Each of the Selling Shareholders, for their own sake as well as on behalf of the Dinglv Broker Employees, acknowledges that no person has made any direct or indirect representation or warranty of any kind to the Selling Shareholders or the Dinglv Broker Employees with respect to the economic return which may accrue to the Selling Shareholders or the Dinglv Broker Employees. Each of the Selling Shareholders and the Dinglv Broker Employees has consulted with his, her or its own advisors with respect to an investment in the CUIS Shares or the Additional CUIS Shares, as applicable.

(n)	Each of the Selling Shareholders is not aware of any advertisement of any of the CUIS Shares or the Additional CUIS Shares and is not acquiring the CUIS Shares or the Additional CUIS Shares as a result of any form of general solicitation or general advertising including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

(o)	Each of the Selling Shareholders and the Dinglv Broker Employees understands and agrees not to engage in any hedging transactions involving any of the CUIS Shares and Additional CUIS Shares unless such transactions are in compliance with the provisions of the 1933 Act and in each case only in accordance with applicable state securities laws.

4.                          REPRESENTATIONS AND WARRANTIES OF CUIS

As of the date hereof and as of the Closing Date, CUIS represents and warrants to the Selling Shareholders and acknowledges that the Selling Shareholders are relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of the Selling Shareholders, as of the date hereof and the Closing (unless otherwise specified) hereunder, as follows:

4.1                        Organization and Good Standing. CUIS is duly incorporated, organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and to carry on its business as now being conducted. CUIS is qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions in which it owns property, leases property, does business, or is otherwise required to do so, where the failure to be so qualified would have a material adverse effect on the businesses, operations, or financial condition of CUIS.

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4.2                        Authority. CUIS has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement to be signed by CUIS and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The consummation by CUIS of the transactions contemplated hereby have been duly authorized by its board of directors. This Agreement has been duly executed and delivered by CUIS and this Agreement is valid and binding obligations of CUIS enforceable in accordance with their respective terms, except:

(a)          as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally; and

(b)          as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.3                        Capitalization of CUIS. The entire authorized capital stock and other equity securities of CUIS consists of 100,000,000 shares of common stock, at par value of US$0.00001 (the "CUIS Common Stock"), and 10,000,000 shares of preferred stock, at par value of US$0.00001 (the "Preferred Stock"). As of the date of this Agreement, there are (a) 19,100,503 shares of CUIS Common Stock issued and outstanding, (b) 1,000,000 shares of Preferred Stock issued and outstanding and (c) no warrants to purchase shares of CUIS Common Stock issued and outstanding. All of the issued and outstanding shares of CUIS Common Stock and Preferred Stock have been duly authorized, are validly issued, were not issued in violation of any pre-emptive rights and are fully paid and non-assessable, are not subject to pre-emptive rights and were issued in full compliance with all federal, state, and local laws, rules and regulations. Except as contemplated by this Agreement, there are no outstanding options, warrants, subscriptions, phantom shares, conversion rights, or other rights, agreements, or commitments obligating CUIS to issue any additional shares of CUIS Common Stock or Preferred Stock, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire from CUIS any shares of CUIS Common Stock or Preferred Stock as of the date of this Agreement.

4.4                        Corporate Records of CUIS. The corporate records of CUIS, as required to be maintained by it pursuant to the laws of the State of Delaware, are accurate, complete and current in all material respects, and the minute book of CUIS is, in all material respects, correct and contains all material records required by the law of the State of Delaware in regards to all proceedings, consents, actions and meetings of the shareholders and the board of directors of CUIS.

4.5                        Non-Contravention. Neither the execution, delivery nor performance of this Agreement, nor the consummation of the Transaction, will:

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(a)	conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of CUIS under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to CUIS or any of its material property or assets;

(b)	violate any provision of the applicable incorporation or charter documents of CUIS; or

(c)	violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to CUIS or any of its material property or assets.

4.6                        Validity of CUIS Common Stock Issuable upon the Transaction. The CUIS Shares and the Additional CUIS Shares to be issued to the Selling Shareholders and the Dinglv Broker Employees, as applicable, upon consummation of the Transaction in accordance with this Agreement will, upon issuance, have been duly and validly authorized and, when so issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable.

4.7                       Actions and Proceedings. To the Knowledge of CUIS, there is no claim, charge, arbitration, grievance, action, suit, investigation or proceeding by or before any court, arbiter, administrative agency or other governmental authority now pending or, to the Knowledge of CUIS, threatened against CUIS which involves any of the business, or the properties or assets of CUIS that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects or conditions of CUIS taken as a whole (a "CUIS Material Adverse Effect").

4.8                        Filings, Consents and Approvals. Except for filings and other disclosures that are required to be filed with the SEC, no filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or governmental body or authority or other person or entity is necessary for the consummation by CUIS of the Transaction contemplated by this Agreement.

4.9                        SEC Filings. True and complete copies of each report, schedule, registration statement and proxy statement filed by CUIS with the SEC (collectively, and as such documents have since the time of their filing been amended, the "CUIS SEC Documents") are available through the SEC's website, located at http://www.sec.gov.

4.10                      Subsidiaries. CUIS does not have any subsidiaries or agreements of any nature to acquire any subsidiary or to acquire or lease any other business operations, except as disclosed in the CUIS SEC Documents.

4.11                      Material Contracts and Transactions. Other than as expressly contemplated by this Agreement, there are no material contracts, agreements, licenses, permits, arrangements, commitments, instruments, understandings or contracts, whether written or oral, express or implied, contingent, fixed or otherwise, to which CUIS is a party except as disclosed in writing to the Selling Shareholders or as disclosed in the CUIS SEC Documents.

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4.12                       No Brokers. CUIS has not incurred any obligation or liability to any party for any brokerage fees, agent's commissions, or finder's fees in connection with the Transaction contemplated by this Agreement.

4.13                       Listing and Maintenance Requirements. CUIS is currently quoted on the OTC Bulletin Board ("OTCBB") or such other trading market.

4.14                       No SEC or FINRA Inquiries. Neither CUIS nor any of its past or present officers or directors is the subject of any formal or informal inquiry or investigation by the SEC or the Financial Institution Regulatory Authority ("FINRA"). CUIS currently does not have any outstanding comment letters or other correspondences from the SEC or FINRA.

5.                          CLOSING CONDITIONS

5.1                        Conditions Precedent to Closing by CUIS. The obligation of CUIS to consummate the Transaction is subject to the satisfaction or written waiver of the conditions set forth below on or before a date mutually agreed upon by the parties hereto in writing and in accordance with the notice provisions set forth in Section 10.5. The Closing of the Transaction contemplated by this Agreement will be deemed to mean a waiver of all conditions to Closing. These conditions precedent are for the benefit of CUIS and may be waived by CUIS in its sole discretion:

(a)	Representations and Warranties. The representations and warranties of the Selling Shareholders set forth in this Agreement shall be true, correct and complete in all material respects as of the Closing Date, as though made on and as of the Closing Date and the Selling Shareholders will have delivered to CUIS a certificate executed by an executive officer of AHFL and dated as of the Closing Date, to the effect that the representations and warranties made by the Selling Shareholders in this Agreement are true and correct.

(b)	Performance. All of the covenants and obligations that the Selling Shareholders are required to perform or to comply with pursuant to this Agreement on or prior to the Closing must have been performed and complied with in all material respects.

(c)	Transaction Documents. This Agreement, AHFL Financial Statements and all other documents necessary or reasonably required to consummate the Transaction, all in form and substance reasonably satisfactory to CUIS, will have been executed and delivered to CUIS.

(d)	Third Party Consents. CUIS will have received duly executed copies of all third party consents, permits, authorizations and approvals of any public, regulatory (including the SEC) or governmental body or authority or person or entity required to consummate the transactions contemplated by this Agreement, in the form and substance reasonably satisfactory to CUIS, if any.

(e)	No Material Adverse Change. No Dinglv Material Adverse Effect will have occurred since the date of this Agreement.

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(f)	No Action. No suit, action, or proceeding will be pending or threatened which would:

(i)	prevent the consummation of any of the transactions contemplated by this Agreement; or

(ii)	cause the Transaction to be rescinded following consummation.

(g)	Due Diligence. CUIS and its attorneys will be reasonably satisfied with their due diligence investigation of AHFL that is reasonable and customary in a transaction of a similar nature to that contemplated by the Transaction, including:

(i)	materials, documents and information in the possession and control of the Group Companies and the Selling Shareholders which are reasonably germane to the Transaction;

(ii)	a physical inspection of the assets of the Group Companies by CUIS or its representatives; and

(iii)	title to the material assets of the Group Companies.

5.2                        Conditions Precedent to Closing by the Selling Shareholders. The obligation of the Selling Shareholders to consummate the Transaction is subject to the satisfaction or written waiver of the conditions set forth below by a date mutually agreed upon by the parties hereto in writing and in accordance with the notice provisions set forth in Section 10.5. The Closing of the Transaction will be deemed to mean a waiver of all conditions to Closing. These conditions precedent are for the benefit of the Selling Shareholders and may be waived by the Selling Shareholders in their discretion:

(a)	Representations and Warranties. The representations and warranties of CUIS set forth in this Agreement shall be true, correct and complete in all material respects as of the Closing Date, as though made on and as of the Closing Date and CUIS will have delivered to the Selling Shareholders or its designated person a certificate executed by an executive officer and dated the Closing Date, to the effect that the representations and warranties made by CUIS in this Agreement are true and correct.

(b)	Performance. All of the covenants and obligations that CUIS is required to perform or to comply with pursuant to this Agreement on or prior to the Closing must have been performed and complied with in all material respects. CUIS must have delivered each of the documents required to be delivered by it pursuant to this Agreement.

(c)	Transaction Documents. This Agreement and all other documents necessary or reasonably required to consummate the Transaction, all in form and substance reasonably satisfactory to the Selling Shareholders, will have been executed and delivered by CUIS.

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(d)	Third Party Consents. The Selling Shareholders will have received duly executed copies of all third party consents, permits, authorizations and approvals of any public, regulatory (including the SEC) or governmental body or authority or person or entity required to consummate the transactions contemplated by this Agreement, in the form and substance reasonably satisfactory to the Selling Shareholders.

(e)	No Material Adverse Change. No CUIS Material Adverse Effect will have occurred since the date of this Agreement.

(f)	No Action. No suit, action, or proceeding will be pending or threatened before any governmental or regulatory authority wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would:

(i)          prevent the consummation of any of the transactions contemplated by this Agreement; or

(ii)         cause the Transaction to be rescinded following consummation.

(g)	Public Market. The shares of CUIS Common Stock are quoted on the OTCBB.

6.                         ADDITIONAL COVENANTS OF THE PARTIES

6.1                       Confidentiality. All information regarding the business of the Group Companies including, without limitation, financial information that the Selling Shareholders provide to CUIS during CUIS's due diligence investigation of the Group Companies will be kept in strict confidence by CUIS and will not be used (except in connection with due diligence), dealt with, exploited or commercialized by CUIS or disclosed to any third party (other than CUIS's professional accounting and legal advisors) without the prior written consent of the Selling Shareholders. If the Transaction contemplated by this Agreement does not proceed for any reason, then upon receipt of a written request from the Selling Shareholders, CUIS will immediately return to the Selling Shareholders (or as directed by the Selling Shareholders) any information received regarding the Group Companies' business. Likewise, all information regarding the business of CUIS including, without limitation, financial information that CUIS provides to the Selling Shareholders during its due diligence investigation of CUIS will be kept in strict confidence by the Selling Shareholders and will not be used (except in connection with due diligence), dealt with, exploited or commercialized by the Selling Shareholders or disclosed to any third party (other than the Selling Shareholders’ professional accounting and legal advisors) without CUIS's prior written consent. If the Transaction contemplated by this Agreement does not proceed for any reason, then upon receipt of a written request from CUIS, the Selling Shareholders will immediately return to CUIS (or as directed by CUIS) any information received regarding CUIS's business.

6.2                         Exclusivity. Until such time, if any, as this Agreement is terminated pursuant to the terms set forth herein, the Group Companies and CUIS will not, directly or indirectly, solicit, initiate, entertain or accept any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any person or entity relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business), or any of the capital stock of any Group Company or CUIS, as applicable, or any merger, acquisition, consolidation, business combination, or similar transaction other than as contemplated by this Agreement.

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6.3                          Form 8-K. Within four business days after the Closing Date, CUIS shall file a report on Form 8-K with the SEC which shall include AHFL Financial Statements and the other information required to be included therein pursuant to the Exchange Act. The Selling Shareholders shall, and shall cause each Group Company to, cooperate with CUIS in connection with such filing and provide CUIS with all information regarding the Group Companies that is required to be included therein.

7.                           CLOSING

7.1                         Closing. The Closing shall take place on the Closing Date at the office of CUIS or at such other location as agreed to by the parties. Notwithstanding the location of the Closing, each party agrees that the Closing may be completed by the exchange of undertakings between the respective legal counsel for the Selling Shareholders. and CUIS, provided such undertakings are satisfactory to each party's respective legal counsel.

7.2                         Closing Deliveries of the Selling Shareholders. At Closing, the Selling Shareholders will deliver or cause to be delivered the following, fully executed and in the form and substance reasonably satisfactory to CUIS:

(a)	copies of all resolutions and/or consent actions adopted by or on behalf of the board of directors of AHFL evidencing approval of this Agreement and the Transaction;

(b)	if any of the Selling Shareholders appoints any person, by power of attorney or equivalent, to execute this Agreement or any other agreement, document, instrument or certificate contemplated by this agreement, on behalf of the Selling Shareholder, a valid and binding power of attorney or equivalent from such Selling Shareholder;

(c)	all certificates and other documents required by Section 5.1 of this Agreement;

(d)	a certificate of an executive officer of AHFL, dated as of Closing, certifying that:

(i)          each covenant and obligation of the Selling Shareholders has been complied with; and

(ii)         each representation, warranty and covenant of the Selling Shareholders is true and correct at the Closing as if made on and as of the Closing; and

(e)	the AHFL Financial Statements and any other necessary documents, as required to be provided to CUIS under this Agreement.

7.3                         Closing Deliveries of CUIS. At Closing, CUIS will deliver or cause to be delivered the following, fully executed and in the form and substance reasonably satisfactory to the Selling Shareholders:

(a)	copies of all resolutions and/or consent actions adopted by or on behalf of the board of directors of CUIS evidencing approval of this Agreement and the Transaction;

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(b)          all certificates and other documents required by Section 5.2 of this Agreement;

(c)          a certificate of an executive officer of CUIS, dated as of Closing, certifying that:

(i)          each covenant and obligation of CUIS has been complied with; and

(ii)         each representation, warranty and covenant of CUIS is true and correct at the Closing as if made on and as of the Closing; and

(d)          any other necessary documents, each duly executed by CUIS, as required to give effect to the Transaction..

7.4                        Post-Closing Deliveries. Within 30 Business Days after the Closing Date, (i) the Selling Shareholders will deliver or cause to be delivered the following, fully executed and in the form and substance reasonably satisfactory to CUIS: (a) share certificate representing shares of AHFL newly issued to CUIS pursuant to this Agreement and (b) registrar of members of AHFL updated to reflect CUIS being the sole shareholder of AHFL; and (ii) CUIS will deliver or cause to be delivered the following, fully executed and in the form and substance reasonably satisfactory to the Selling Shareholders: the share certificates representing the CUIS Shares and the Additional CUIS Shares.

8.                          TERMINATION

8.1                        Termination. This Agreement may be terminated at any time prior to the Closing Date contemplated hereby by:

(a)          mutual agreement of CUIS and the Selling Shareholders;

(b)          CUIS, if there has been a material breach by any of the Selling Shareholders of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of the Selling Shareholders that is not cured, to the reasonable satisfaction of CUIS, within ten business days after notice of such breach is given by CUIS (except that no cure period will be provided for a breach by the Selling Shareholders that by its nature cannot be cured);

(c)          the Selling Shareholders, if there has been a material breach by CUIS of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of CUIS that is not cured, to the reasonable satisfaction of the Selling Shareholders, within ten business days after notice of such breach is given by the Selling Shareholders (except that no cure period will be provided for a breach by CUIS that by its nature cannot be cured);

(d)          CUIS or the Selling Shareholders, if any permanent injunction or other order of a governmental entity of competent authority preventing the consummation of the Transaction contemplated by this Agreement has become final and non-appealable.

8.2                        Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement will be of no further force or effect, provided, however, that no termination of this Agreement will relieve any party of liability for any breaches of this Agreement that are based on a wrongful refusal or failure to perform any obligations or its duty of confidentiality set forth in Section 6.1.

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9.                          INDEMNIFICATION, REMEDIES, SURVIVAL

9.1                        Certain Definitions. For the purposes of this Article 9, the terms "Loss" and "Losses" mean any and all demands, claims, actions or causes of action, assessments, losses, damages, Liabilities, costs, and expenses, including without limitation, interest, penalties, fines and reasonable attorneys, accountants and other professional fees and expenses, but excluding any indirect, consequential or punitive damages suffered by CUIS on one side or the Selling Shareholders on the other, including damages for lost profits or lost business opportunities.

9.2                        Agreement of the Selling Shareholders to Indemnify. The Selling Shareholders, severally but not jointly, will indemnify, defend, and hold harmless, to the full extent of the law, CUIS and its shareholders from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by CUIS and its shareholders by reason of, resulting from, based upon or arising out of:

(a)          the breach by the Selling Shareholders of any representation or warranty of the Selling Shareholders contained in or made pursuant to this Agreement, or any certificate or other instrument delivered pursuant to this Agreement; and

(b)          the breach by the Selling Shareholders of any covenant or agreement of the Selling Shareholders made in or pursuant to this Agreement or any certificate or other instrument delivered pursuant to this Agreement.

9.3                        Agreement of CUIS to Indemnify. CUIS will indemnify, defend, and hold harmless, to the full extent of the law, the Selling Shareholders from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by the Selling Shareholders by reason of, resulting from, based upon or arising out of:

(a)          the breach by CUIS of any representation or warranty of CUIS contained in or made pursuant to this Agreement, any CUIS Document or any certificate or other instrument delivered pursuant to this Agreement; and

(b)          the breach by CUIS of any covenant or agreement of CUIS made in or pursuant to this Agreement, any CUIS Document or any certificate or other instrument delivered pursuant to this Agreement.

9.4                        Indemnification Limitation. Notwithstanding anything to the contrary of this Agreement, the indemnification obligation of, either CUIS to the Selling Shareholders or the Selling Shareholders to the CUIS, shall not exceed the respective consideration received by such party pursuant to this Agreement.

10.                         MISCELLANEOUS PROVISIONS

10.1                       Effectiveness of Representations; Survival. Each party is entitled to rely on the representations, warranties and agreements of each of the other parties and all such representations, warranties and agreements will be effective regardless of any investigation that any party has undertaken or failed to undertake. Unless otherwise stated in this Agreement, the representations, warranties and agreements set forth in this Agreement shall not survive the first anniversary of the Closing Date.

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10.2                       Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties.

10.3                       Expenses. Each of the parties shall bear all costs incurred in connection with the preparation, execution and performance of this Agreement and the Transaction contemplated hereby, including all fees and expenses of their counsels, agents, representatives and accountants.

10.4                       Entire Agreement. This Agreement, the schedules attached hereto and the other documents in connection with this transaction contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, expressed or implied, with respect thereto. Any preceding correspondence or offers are expressly superseded and terminated by this Agreement.

10.5                       Notices. All notices and other communications required or permitted under to this Agreement must be in writing and will be deemed given if sent by personal delivery, faxed with electronic confirmation of delivery, internationally-recognized express courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

If to any of the Selling Shareholders:

5F., No.311, Sec. 3, Nanjing E. Rd., Songshan Dist., Taipei City 105, Taiwan

Attention: CHAO HUI HSIEN
Telephone: 02-2545-5970
Facsimile: 02-2719-1974

If to CUIS:

3F., No.201, Sec. 3, Nanjing E. Rd., Songshan Dist., Taipei City 105, Taiwan

Attention: HUANG ZHENG XIONG
Telephone: 02-8715-6885
Facsimile: 02-8712-5338

All such notices and other communications will be deemed to have been received:

(a)          in the case of personal delivery, on the date of such delivery;

(b)          in the case of a fax, when the party sending such fax has received electronic confirmation of its delivery;

(c)          in the case of delivery by internationally-recognized express courier, on the business day following dispatch; and

(d)          in the case of mailing, on the fifth business day following mailing.

24

10.6                       Headings. The headings contained in this Agreement are for convenience purposes only and will not affect in any way the meaning or interpretation of this Agreement.

10.7                       Benefits. This Agreement is and will only be construed as for the benefit of or enforceable by those persons party to this Agreement.

10.8                       Assignment. This Agreement may not be assigned (except by operation of law) by any party without the consent of the other parties.

10.9                       Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein, without giving effect to its conflict of laws provisions.

10.10                     Gender. All references to any party will be read with such changes in number and gender as the context or reference requires.

10.11                     Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective. When one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.12                     Fax/Email Execution. This Agreement may be executed by delivery of executed signature pages by fax or via email and such fax/email execution will be effective for all purposes.

10.13                     Schedules and Exhibits. The schedules and exhibits are attached to this Agreement and incorporated herein.

25

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

China United Insurance Service, Inc.

By:	/s/ Fu-Chang Li
Name:	Fu-Chang Li
Title:	Director

26

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

Selling Shareholders

By: /s/ MAO YI HSIAO Name: MAO YI HSIAO	By: /s/ CHOU CHUNG HSIEN Name: CHOU CHUNG HSIEN

By: /s/ CHEN HUNG JU Name: CHEN HUNG JU	By: /s/ YU HENG CHI Name: YU HENG CHI

By: /s/ CHENG MIN LUNG Name: CHENG MIN LUNG	By: /s/ CHEN HSIN CHU Name: CHEN HSIN CHU

By: /s/ LEE TSUN HSING Name: LEE TSUN HSING	By: /s/ CHEN SHU TZU Name: CHEN SHU TZU

By: /s/ YEH FU CHAO Name: YEH FU CHAO	By: /s/ CHEN YING CHANG Name: CHEN YING CHANG

By: /s/ HSU MING CHU Name: HSU MING CHU	By: /s/ CHEN YI CHING Name: CHEN YI CHING

By: /s/ YU WANG CHIN Name: YU WANG CHIN	By: /s/ YANG LI LING Name: YANG LI LING

By: /s/ WANG LING SHUEH Name: WANG LING SHUEH	By: /s/ CHEN PO CHIANG Name: CHEN PO CHIANG

By: /s/ CHEN HSIAO HUNG Name: CHEN HSIAO HUNG	By: /s/ CHIANG WEN TE Name: CHIANG WEN TE

By: /s/ LI BI E Name: LI BI E	By: /s/ LIN KUNG YEN Name: LIN KUNG YEN

27

By: /s/ YANG CHE CHIA Name: YANG CHE CHIA	By: /s/ HONG ZHONG NAN Name: HONG ZHONG NAN

By: /s/ CHOU SHIOU HUEI Name: CHOU SHIOU HUEI	By: /s/ JIAN SU HUA Name: JIAN SU HUA

By: /s/ HSU YA LIN Name: HSU YA LIN	By: /s/ HAO CHIEH Name: HAO CHIEH

By: /s/ WANG JEN CHUAN Name: WANG JEN CHUAN	By: /s/ WANG MEI HUI Name: WANG MEI HUI

By: /s/ LIAO YUNG MING Name: LIAO YUNG MING	By: /s/ LIU TA WEI Name: LIU TA WEI

By: /s/ CHANG CHIEN HAN CHUNG Name: CHANG CHIEN HAN CHUNG	By: /s/ CHENG HSING LING Name: CHENG HSING LING

By: /s/ YANG HSIU YUN Name: YANG HSIU YUN	By: /s/ LIN TING HUA Name: LIN TING HUA

By: /s/ LIN CHU CHUN Name: LIN CHU CHUN	By: /s/ LEE YAO TUNG Name: LEE YAO TUNG

By: /s/ TSAI CHIH HUNG Name: TSAI CHIH HUNG	By: /s/ HUANG SHU JHEN Name: HUANG SHU JHEN

By: /s/ TSAI KUO SUNG Name: TSAI KUO SUNG	By: /s/ CHAO HUI HSIEN Name: CHAO HUI HSIEN

By: /s/ WU CHI TAI Name: WU CHI TAI	By: /s/ HSU PEI YU Name: HSU PEI YU

By: /s/ CHEN HSUAN YU Name: CHEN HSUAN YU	By: /s/ TU WEI PIN Name: TU WEI PIN

By: /s/ JIANG KAI WEI Name: JIANG KAI WEI	By: /s/ TU CHENG WEI Name: TU CHENG WEI

28

By: /s/ LIN CHUN WEI Name: LIN CHUN WEI	By: /s/ CHAN HUI YING Name: CHAN HUI YING

By: /s/ TU WEN TI Name: TU WEN TI	By: /s/ CHUANG YUNG CHI Name: CHUANG YUNG CHI

By: /s/ SHEN WEN CHE Name: SHEN WEN CHE	By: /s/ CHIN LI HSUN Name: CHIN LI HSUN

By: /s/ HSIEH TUNG CHI Name: HSIEH TUNG CHI	By: /s/ YEH JEI HUA Name: YEH JEI HUA

By: /s/ CHEN YU ZHEN Name: CHEN YU ZHEN	By: /s/ LIN CHIN CHIANG Name: LIN CHIN CHIANG

By: /s/ TSAO CHIH TANG Name: TSAO CHIH TANG	By: /s/ SHIH YEN CHIN Name: SHIH YEN CHIN

By: /s/ CHENG YA FEN Name: CHENG YA FEN	By: /s/ CHEN HSIANG LI Name: CHEN HSIANG LI

By: /s/ HUANG CHUN CHIEH Name: HUANG CHUN CHIEH	By: /s/ LIU YU FANG Name: LIU YU FANG

By: /s/ TUNG SU LAN Name: TUNG SU LAN	By: /s/ CHANG HUI CHUN Name: CHANG HUI CHUN

By: /s/ YEN YU HSUN Name: YEN YU HSUN	By: /s/ YEH WAN YU Name: YEH WAN YU

By: /s/ CHEN MING HSIU Name: CHEN MING HSIU	By: /s/ YANG HSIANG HUI Name: YANG HSIANG HUI

By: /s/ NIEN HUI CHU Name: NIEN HUI CHU	By: /s/ CHIH YING PEI Name: CHIH YING PEI

29

By: /s/ SHEN KAI FONG Name: SHEN KAI FONG	By: /s/ WANG LING SHIH Name: WANG LING SHIH

By: /s/ CHEN HSIAO MEI Name: CHEN HSIAO MEI	By: /s/ CHENG YEN WEN Name: CHENG YEN WEN

U-Li Investment Consulting Enterprise Co., Ltd. By: /s/ LEE SHU FEN Name: LEE SHU FEN Title: Director	Marcopolo Investment Company Ltd. By: /s/ CHOU CHUNG HSIEN Name: CHOU CHUNG HSIEN Title: Director

CHENG HENG Investment Co., Ltd. By: /s/ YU HENG CHI Name: YU HENG CHI Title: Director	HONG YUAN Investment Co., Ltd. By: /s/ LEE TSUN HSING Name: LEE TSUN HSING Title: Director

FENG SHOU Investment Co., Ltd. By: /s/ CHEN HUNG JU Name: CHEN HUNG JU Title: Director	By: /s/ CHEN CHANG CHIH Name: CHEN CHANG CHIH

30

Schedule I

PART I

SELLING SHAREHOLDERS

China United Insurance Service, Inc.

No.	Shareholder Name	Number of AHFL Shares held before Closing	Number of CUIS Shares to be issued by CUIS at Closing
1	MAO YI HSIAO	1,649,700	970,912
2	CHOU CHUNG HSIEN	111,026	65,343
3	CHEN HUNG JU	1,176,519	692,426
4	YU HENG CHI	588,510	346,360
5	CHENG MIN LUNG	704,156	414,422
6	CHEN HSIN CHU	187,519	110,362
7	LEE TSUN HSING	24,916	14,664
8	CHEN SHU TZU	124,489	73,266
9	YEH FU CHAO	132,223	77,818
10	CHEN YING CHANG	249,193	146,660
11	HSU MING CHU	380,488	223,931
12	CHEN YI CHING	48,451	28,515
13	YU WAN CHIN	40,382	23,766
14	YANG LI LING	120,802	71,097
15	WANG LING SHUEH	10,077	5,931

China United Insurance Service, Inc.

No.	Shareholder Name	Number of AHFL Shares held before Closing	Number of CUIS Shares to be issued by CUIS at Closing
16	CHEN PO CHIANG	10,555	6,212
17	CHEN HSIAO HUNG	43,826	25,793
18	CHIANG WEN TE	459,296	270,313
19	LE BI E	32,501	19,128
20	LIN KUNG YEN	46,325	27,264
21	YANG CHE CHIA	118,643	69,826
22	HONG ZHONG NAN	52,309	30,786
23	CHOU SHIOU HUEI	31,456	18,513
24	JIAN SU HUA	45,488	26,771
25	HSU YA LIN	205,849	121,150
26	HAO CHIEH	48,328	28,443
27	WANG JEN CHUAN	17,527	10,315
28	WANG MEI HUI	9,005	5,300
29	LIAO YUNG MING	35,978	21,174
30	LIU TA WEI	123,297	72,565

China United Insurance Service, Inc.

No.	Shareholder Name	Number of AHFL Shares held before Closing	Number of CUIS Shares to be issued by CUIS at Closing
31	CHANG CHIEN HAN CHUNG	60,991	35,895
32	CHENG HSING LING	48,688	28,655
33	YANG HSIU YUN	24,304	14,304
34	LIN TING HUA	123,087	72,441
35	LIN CHU CHUN	41,338	24,329
36	LEE YAO TUNG	33,251	19,569
37	TSAI CHIH HUNG	51,751	30,457
38	HUANG SHU CHEN	8,032	4,727
39	TSAI HUO SUNG	117,005	68,862
40	WU CHI TAI	16,970	9,987
41	HSU PEI YU	18,373	10,813
42	CHEN HSUAN YU	45,476	26,764
43	TU WEI PIN	46,255	27,223
44	JIANG KAI WEI	35,246	20,744
45	TU CHENG WEI	31,012	18,252

China United Insurance Service, Inc.

No.	Shareholder Name	Number of AHFL Shares held before Closing	Number of CUIS Shares to be issued by CUIS at Closing
46	LIN CHUN WEI	7,957	4,683
47	CHAN HUI YING	9,284	5,464
48	CHAO HUI HSIEN	139,204	81,927
49	TU WEN TI	39,284	23,120
50	CHUANG YUNG CHI	42,700	25,131
51	SEHN WEN CHE	47,922	28,204
52	CHIN LI HSUN	24,400	14,360
53	HSIEH TUNG CHI	36,759	21,634
54	YEH JEI HUA	45,750	26,926
55	CHEN YU ZHEN	12,200	7,180
56	LIN CHIN CHIANG	15,165	8,925
57	TSAO CHIH TANG	3,977	2,341
58	SHIH YEN CHIN	12,346	7,266
59	CHENG YA FEN	8,003	4,710
60	CHEN HSIANG LI	12,346	7,266
61	HUANG CHUN CHIEH	12,346	7,266
62	LIU YU FANG	12,346	7,266
63	TUNG SU LAN	8,320	4,897

China United Insurance Service, Inc.

No.	Shareholder Name	Number of AHFL Shares held before Closing	Number of CUIS Shares to be issued by CUIS at Closing
64	CHANG HUI CHUN	24,707	14,541
65	YEN YU HSUN	7,027	4,136
66	YEH WAN YU	12,346	7,266
67	CHEN MING HSIU	8,320	4,897
68	YANG HSIANG HUI	12,346	7,266
69	NIEN HUI CHU	12,346	7,266
70	CHIH YIN PEI	12,346	7,266
71	SHEN KAI FONG	4,026	2,369
72	WANG LING SHIHWANG LING SHIH	4,343	2,556
73	CHEN HSIAO MEICHEN HSIAO MEI	4,343	2,556
74	CHENG YEN WENCHENG YEN WEN	4,343	2,556
75	U-Li Investment Consulting Enterprise Co., Ltd CorporationU-Li Investment Consulting Enterprise Co., Ltd Corporation	1,647,000	969,322
76	Marcopolo Investment Company Ltd.	1,098,000	646,214
77	CHENG HENG Investment Co., Ltd.	1,037,000	610,313
78	HONG YUAN Investment Co., Ltd.	756,400	445,170
79	FENG SHOU Investment Co., Ltd.	915,000	538,512
80	CHEN CHANG CHIH	12,200	7,180
Total		13,593,015	8,000,000

PART II

DINGLV BROKER EMPLOYEES

China United Insurance Service, Inc.

No.	Employee Name	Number of Additional CUIS Shares to be issued by CUIS at Closing
1	CHAO HUI HSIEN	575,000
2	SHEN WEN CHE	300,000
3	TU WEN DI	300,000
4	JIANG ZHONG ZHANG	300,000
5	YEJ JEI HUA	175,000
6	SHEN KAI FONG	175,000
7	XU YONG JIAN	175,000
Total		2,000,000

PART III

CASH CONSIDERATION

China United Insurance Service, Inc.

No.	Shareholder Name	Amount of Cash Paid to the Selling Shareholders on or prior to March 31, 2013	Amount of Cash Paid to the Selling Shareholders on or subsequent to March 31, 2013
1	MAO YI HSIAO	1,366,117	683,058
2	CHOU CHUNG HSIEN	91,941	45,970
3	CHEN HUNG JU	974,276	487,138
4	YU HENG CHI	487,345	243,673
5	CHENG MIN LUNG	583,112	291,556
6	CHEN HSIN CHU	155,285	77,642
7	LEE TSUN HSING	20,633	10,316
8	CHEN SHU TZU	103,089	51,545
9	YEH FU CHAO	109,494	54,747
10	CHEN YING CHANG	206,357	103,178
11	HSU MING CHU	315,082	157,541
12	CHEN YI CHING	40,122	20,061
13	YU WAN CHIN	33,440	16,720
14	YANG LI LING	100,036	50,018
15	WANG LING SHUEH	8,345	4,172
16	CHEN PO CHIANG	8,741	4,370
17	CHEN HSIAO HUNG	36,292	18,146
18	CHIANG WEN TE	380,343	190,172
19	LE BI E	26,914	13,457
20	LIN KUNG YEN	38,362	19,181

China United Insurance Service, Inc.

No.	Shareholder Name	Amount of Cash Paid to the Selling Shareholders on or prior to March 31, 2013	Amount of Cash Paid to the Selling Shareholders on or subsequent to March 31, 2013
21	YANG CHE CHIA	98,248	49,124
22	HONG ZHONG NAN	43,317	21,659
23	CHOU SHIOU HUEI	26,049	13,024
24	JIAN SU HUA	37,669	18,834
25	HSU YA LIN	170,464	85,232
26	HAO CHIEH	40,020	20,010
27	WANG JEN CHUAN	14,514	7,257
28	WANG MEI HUI	7,457	3,729
29	LIAO YUNG MING	29,793	14,897
30	LIU TA WEI	102,102	51,051
31	CHANG CHIEN HAN CHUNG	50,507	25,253
32	CHENG HSING LING	40,319	20,159
33	YANG HSIU YUN	20,126	10,063
34	LIN TING HUA	101,928	50,964
35	LIN CHU CHUN	34,232	17,116
36	LEE YAO TUNG	27,535	13,768
37	TSAI CHIH HUNG	42,855	21,428
38	HUANG SHU CHEN	6,651	3,326
39	TSAI KUO SUNG	96,892	48,446
40	WU CHI TAI	14,053	7,026
41	HSU PEI YU	15,215	7,607
42	CHEN HSUAN YU	37,659	18,829
43	TU WEI PIN	38,304	19,152
44	JIANG KAI WEI	29,187	14,594
45	TU CHENG WEI	25,681	12,841

China United Insurance Service, Inc.

No.	Shareholder Name	Amount of Cash Paid to the Selling Shareholders on or prior to March 31, 2013	Amount of Cash Paid to the Selling Shareholders on or subsequent to March 31, 2013
46	LIN CHUN WEI	6,589	3,295
47	CHAN HUI YING	7,688	3,844
48	CHAO HUI HSIEN	115,275	57,637
49	TU WEN TI	32,531	16,266
50	CHUANG YUNG CHI	35,360	17,680
51	SEHN WEN CHE	39,684	19,842
52	CHIN LI HSUN	20,206	10,103
53	HSIEH TUNG CHI	30,440	15,220
54	YEH JEI HUA	37,886	18,943
55	CHEN YU ZHEN	10,103	5,051
56	LIN CHIN CHIANG	12,558	6,279
57	TSAO CHIH TANG	3,293	1,647
58	SHIH YEN CHIN	10,224	5,112
59	CHENG YA FEN	6,627	3,314
60	CHEN HSIANG LI	10,224	5,112
61	HUANG CHUN CHIEH	10,224	5,112
62	LIU YU FANG	10,224	5,112
63	TUNG SU LAN	6,890	3,445
64	CHANG HUI CHUN	20,460	10,230
65	YEN YU HSUN	5,819	2,910
66	YEH WAN YU	10,224	5,112
67	CHEN MING HSIU	6,890	3,445
68	YANG HSIANG HUI	10,224	5,112
69	NIEN HUI CHU	10,224	5,112
70	CHIH YIN PEI	10,224	5,112
71	SHEN KAI FONG	3,334	1,667

China United Insurance Service, Inc.

No.	Shareholder Name	Amount of Cash Paid to the Selling Shareholders on or prior to March 31, 2013	Amount of Cash Paid to the Selling Shareholders on or subsequent to March 31, 2013
72	WANG LING SHIH	3,596	1,798
73	CHEN HSIAO MEI	3,596	1,798
74	CHENG YEN WEN	3,596	1,798
75	U-Li Investment Consulting Enterprise Co., Ltd.	5,107,500	2,553,750
76	Marcopolo Investment Company Ltd.	909,254	454,627
77	CHENG HENG Investment Co., Ltd.	858,740	429,370
78	HONG YUAN Investment Co., Ltd.	626,375	313,188
79	FENG SHOU Investment Co., Ltd.	757,712	378,856
80	CHEN CHANG CHIH	10,103	5,051
Total		NT$15 MILLION	NT$7.5 MILLION

PART IV

GROUP STRUCTURE